Exhibit 99.1

Explanation of Responses

(1) Prior to the transaction reported herein, TD Group Holdings, LLC (“TD LLC”) owned an aggregate of 2,632,857 shares of the common stock, par value $0.01 per share (the “Common Stock”), of TransDigm Group Incorporated (the “Company”).  On August 6, 2009, TD LLC distributed an aggregate of 2,616,579 shares of Common Stock to its sole member, Warburg Pincus Private Equity VIII, L.P., a Delaware limited partnership, including two affiliated partnership (“WP VIII”), with no consideration being paid to TD LLC in connection therewith (the “TD Distribution”).  Immediately following the completion of the TD Distribution, WP VIII distributed the 2,616,579 shares of the Common Stock received by it in connection with the TD Distribution to its partners on a pro rata basis with no consideration being paid to WP VIII in connection therewith (the “WP Distribution”).

WP VIII is the sole member of TD LLC. Warburg Pincus Partners, LLC, a New York limited liability company (“WP Partners LLC”), a subsidiary of Warburg Pincus & Co., a New York general partnership (“WP”), is the sole general partner of WP VIII.  WP VIII is managed by Warburg Pincus LLC, a New York limited liability company (“WP LLC” and together with WP, WP VIII and WP Partners LLC, the “Warburg Pincus Entities”).  David Barr, a director of the Company, is a General Partner of WP and Managing Director and Member of WP LLC and by reason of the provisions of Rule 16a-1 under the Securities Exchange Act of 1934, as amended, Mr. Barr may be deemed to be the beneficial owner of an indeterminate portion of the shares of Common Stock beneficially owned by TD LLC.  Mr. Barr disclaims beneficial ownership of all shares held by TD LLC except to the extent of any pecuniary interest therein.  WP Partners LLC, WP and WP LLC may be deemed to have an indirect pecuniary interest (within the meaning of Rule 16a-1 under the Securities Exchange Act of 1934, as amended) in an indeterminate portion of the shares of Common Stock held by TD LLC.  WP Partners LLC, WP and WP LLC disclaim beneficial ownership of all such shares held by TD LLC except to the extent of any pecuniary interest therein.  Charles R. Kaye and Joseph P. Landy are Managing General Partners of WP and Managing Members and Co-Presidents of WP LLC and may be deemed to control the Warburg Pincus Entities.   Messrs. Kaye and Landy disclaim beneficial ownership of all shares of Common Stock held by TD LLC except to the extent of any pecuniary interest therein. The address of the Warburg Pincus Entities is 450 Lexington Avenue, New York, New York 10017.

(2) In connection with the WP Distribution, an aggregate of 919 shares were transferred to Mr. Barr in his personal capacity.